                       SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.    )

Filed by Registrant [X]
Filed by Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                            Commission Only (as permitted
                                            by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Uni-Marts, Inc.
----------------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

       ---------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       ---------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ---------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ---------------------------------------------------------------------
    5) Total fee paid:

       ---------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

       ---------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

       ---------------------------------------------------------------------
    3) Filing Party:

       ---------------------------------------------------------------------
    4) Date Filed:

       ---------------------------------------------------------------------

                             UNI-MARTS, INC.
                          477 East Beaver Avenue
                  State College, Pennsylvania 16801-5690




                                       May 22, 1998



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Uni-Marts, Inc. The meeting will be held at the Ramada Inn State College, 1450 South Atherton Street, State College, Pennsylvania, on Thursday, June 18, 1998, commencing at 10:00 A.M.

     Please note that we have moved the location of our annual meeting. In order to facilitate check-in, we will require admission tickets for stockholders who wish to attend the meeting in person. The admission ticket is attached to the enclosed proxy card. If you are a stockholder whose shares are not registered in your own name and you plan to attend the meeting, please bring a copy of the voting form sent to you by your broker or other evidence of stock ownership.

     At the meeting, you will be asked to vote on the election of two directors who will serve until the Annual Meeting of Stockholders in 2001 and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1998.

     A copy of the company's fiscal 1997 Annual Report was mailed to stockholders of record on February 11, 1998. If you did not receive a copy at that time, and one is not enclosed in this mailing, please contact our investor relations department at 814-234-6000, ext. 2405, and one will be mailed to you promptly.

     Your vote is important. Whether or not you plan to attend the meeting, please sign, date and mail your proxy in the enclosed postage-paid envelope promptly.

                                        Sincerely,

                                        /S/ HENRY D. SAHAKIAN

                                        HENRY D. SAHAKIAN
                                        Chairman of the Board
                                          and Chief Executive Officer

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ---------

                             UNI-MARTS, INC.
                          477 East Beaver Avenue
                  State College, Pennsylvania 16801-5690

                                ---------


TO THE STOCKHOLDERS:

     You are hereby notified that the Annual Meeting of Stockholders of Uni-Marts, Inc., a Delaware corporation, will be held at the Ramada Inn State College, 1450 South Atherton Street, State College, Pennsylvania, at 10:00 A.M. on Thursday, June 18, 1998, for the following purposes:

     1. To elect two directors who will serve until the Annual Meeting of Stockholders in 2001;

     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1998; and

     3. To transact such other business as may properly come before the meeting. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

     Information relating to the above matters is set forth in the attached Proxy Statement. Only stockholders of record at the close of business on April 23, 1998 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.


                                       /S/ HARRY A. MARTIN

                                       HARRY A. MARTIN
                                       Secretary

State College, Pennsylvania
May 22, 1998

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY.

If you plan to attend the meeting in person, please bring the admission ticket attached to the enclosed proxy card. If you are a stockholder whose shares are not registered in your own name and you plan to attend the meeting, please bring a copy of the voting form sent to you by your broker or other evidence of stock ownership.

                                UNI-MARTS, INC.
                             477 East Beaver Avenue
                          State College, PA 16801-5690

                               -----------------

                                PROXY STATEMENT

                               -----------------


     This Proxy Statement is furnished to the stockholders of Uni-Marts, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders on June 18, 1998 (the "Annual Meeting") and any adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about May 22, 1998. The expense of preparing, printing and mailing the Proxy Statement will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's stock.

     Shares represented by valid proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. A proxy may be revoked by a stockholder by written notice of such revocation or by a later dated proxy delivered to the Secretary of the Company at any time prior to the shares represented by such proxy being voted.

     Holders of record of the Company's Common Stock, par value $.10 per share, at the close of business on April 23, 1998 are entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were outstanding 6,818,884 shares of the Company's Common Stock. Each stockholder has one vote per share on all items of business properly presented at the Annual Meeting. Under the Amended and Restated By-laws of the Company, the presence of a quorum is required for the transaction of business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of a majority of the total number of shares issued and outstanding and entitled to vote thereat and a majority of the voting power of the shares issued and outstanding shall constitute a quorum for the transaction of business. Action on all matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on such matters. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved. Votes cast by stockholders will be counted by ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent. The Company does not have any policy with respect to maintaining the confidentiality of proxies, ballots or vote tabulations.

     A copy of the 1997 Annual Report, which includes financial statements for the fiscal year ended September 30, 1997, is enclosed or was sent to you previously.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes. Class III and Class I Directors will serve until the Annual Meetings of Stockholders in 1999 and 2000, respectively, and thereafter for terms of three years until their successors have been elected and qualified. The Directors comprising Class II will be elected at the Annual Meeting and will serve until the Annual Meeting of Stockholders in 2001 and thereafter for terms of three years until their successors have been elected and qualified. Class I is composed of three Directors and Class II and Class III are each composed of two Directors.

     The proxy agents of the Board of Directors intend to vote, unless instructed otherwise, for election of the nominees named below. If for any reason either of the nominees becomes unable or is unwilling to serve, at the time of the Annual Meeting the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election. Directors shall be elected by a majority of the votes cast.

     The following sets forth information as to each nominee for election as a Director at the Annual Meeting, each Director and proposed Director continuing in office, including their ages, present principal occupations, other business experience for at least the last five years and memberships on committees of the Board of Directors.

     Nominees for election at the Annual Meeting with terms expiring in 2001:

Name                        Age   Position
----                        ---   --------
J. Kirk Gallaher            51    Executive Vice President, Chief
                                  Financial Officer and Director
Stephen B. Krumholz (2)(3)  48    Director Nominee (a)

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.

     Directors whose present terms continue until 1999:

Name                        Age   Position
----                        ---   --------
M. Michael Arjmand(1)(2)(3) 50    Director (a)
Daniel D. Sahakian (2)      65    Director

     Directors and proposed Directors whose present terms continue until 2000:

Name                        Age   Position
----                        ---   --------
Henry D. Sahakian           61    Chairman of the Board and Chief
                                  Executive Officer
Herbert C. Graves (1)       71    Director (a)
Gerold C. Shea (1)          58    Director (a)


(a) Charles C. Pearson resigned as a Director in November 1997. M. Michael Arjmand was appointed by the Board of Directors to complete Mr. Pearson's unexpired term. G. David Gearhart and Jeremiah A. Keating have declined to stand for election for another term as Directors and the Board of Directors nominated Stephen B. Krumholz for election as a Director. Bruce K. Heim, Joseph V. Paterno and Michael J. Serventi submitted letters of resignation in April 1998, effective on the earlier of the date of the 1998 Annual Meeting of Stockholders or June 30, 1998. The Board of Directors has appointed Herbert C. Graves and Gerold C. Shea to fill the unexpired terms of Messrs. Heim and Serventi.

-------------------
(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

(3)  Member of the Stock Option Committee.

     Henry D. Sahakian is the founder of the Company and has served as Chairman of the Board and Chief Executive Officer since the Company's inception. He also served as the Company's President until October 1994. He assumed the duties of President and Chief Operating Officer in December 1997.

     M. Michael Arjmand is the founder and current Chief Executive Officer of the Centre Analytical Laboratories, Inc., a contract research company located in State College, Pennsylvania, and has served as Chairman of the Board of that firm since 1986. Mr. Arjmand became a Director of the Company in April 1998.

     J. Kirk Gallaher joined the Company in April 1980 and has served as Executive Vice President and Chief Financial Officer since October 1994. From 1987 to 1994, Mr. Gallaher served as the Company's Senior Vice President and Chief Financial Officer. Mr. Gallaher became a Director of the Company in October 1986.

     Herbert C. Graves has served since 1989 as Chairman of the Board and Chief Executive Officer of the Standard Steel Division of Freedom Forge Corp., a steel manufacturer located in Lewistown, Pennsylvania. Mr. Graves also served as that company's President from 1989 to 1994. Mr. Graves is expected to become a Director of the Company in June 1998.

     Stephen B. Krumholz was employed from 1972 to 1998 by The Southland Corporation ("Southland"), headquartered in Dallas, Texas, and served as that company's Executive Vice President and Chief Operating Officer from 1993 to 1998. Southland operates or franchises 5,400 7-Eleven and other convenience stores in the United States and Canada and is affiliated with another 11,700 7-Eleven convenience stores in the United States, Japan and other countries. Prior to 1993, Mr. Krumholz served in other executive and management positions with Southland. Mr. Krumholz is expected to become a Director of the Company in June 1998.

     Daniel D. Sahakian has served for the past 17 years as President and Chief Executive Officer of HFL Corporation and for the past 10 years as President of Unico Corporation, both of which are controlled by him and Henry D. Sahakian. HFL Corporation and Unico Corporation are commercial real estate companies.
Mr. Sahakian became a Director of the Company in October 1981. He is Henry D. Sahakian's brother.

     Gerold C. Shea has served as the President of Interconnect Enterprises, a petroleum industry consulting firm located in Downingtown, Pennsylvania, since 1995. From 1963 to 1995, he was employed by Sun Co., Inc., a major petroleum refiner and retailer, and served as that company's Vice President, Sunoco and Atlantic Brand, from 1991 to 1995. In that position, he directed retail marketing at 5,000 service stations and convenience stores. Prior to that, Mr. Shea served in other executive and management positions with Sun. Mr. Shea is expected to become a Director of the Company in June 1998.

     For information with respect to the share ownership of the Company's Directors, see "Principal Stockholders."

     The Board of Directors met seven times during the last fiscal year. In fiscal year 1997, the Board of Directors had an Audit Committee, a Compensation Committee, an Executive Committee, a Nominating Committee, a Stock Option Committee and a Strategic Planning Review Committee. The Audit Committee communicates with and receives information directly from the Company's independent auditors. The Audit Committee met two times during the last fiscal year. The Compensation Committee periodically reviews, implements and administers the compensation policies and programs for and performance of the Company's executive officers and establishes guidelines for the compensation of other personnel. The Compensation Committee met four times during the last fiscal year. The Executive Committee met as needed between full board meetings to discuss and act upon certain significant matters affecting the Company. The Nominating Committee considered nominees recommended by security holders pursuant to procedures set forth in the Company's By-laws. The Stock Option Committee administers the Company's 1996 Equity Compensation Plan. The Stock Option Committee met two times during the last fiscal year. The Strategic Planning Review Committee met periodically to review and make recommendations regarding the Company's strategic plan. The Strategic Planning Review Committee met three times during the last fiscal year. The Executive Committee and the Nominating Committee did not meet during the last fiscal year. Each incumbent director attended more than 75% of the meetings of the Board of Directors and the meetings of Board Committees on which each Director served.

     The Board of Directors has chosen to have the duties of the Strategic Planning Review Committee performed by the entire Board of Directors and has decided to eliminate the Executive Committee and Nominating Committee.

                           EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the total annual compensation paid or accrued by the Company to or for each executive officer of the Company for the fiscal years ended September 30 as listed below:

                         SUMMARY COMPENSATION TABLE

                                                                  Long-Term Compensation
                                                         --------------------------------------
                                                                   Awards              Payouts
                                                         ---------------------------   --------
                                                          Securities
                                Annual Compensation       Underlying    Performance                    All
                              -------------------------  Options/SARs    Unit Plan                    Other
Name and Principal Position   Year  Salary($)  Bonus($)  (# of Shares)  (# of Units)      $          Comp.($)
---------------------------   ----  ---------  --------  -------------  -------------  --------  ---------------
Henry D. Sahakian,            1997   294,500          0      22,410             0       28,050   60,279(a)(b)(c)
Chairman of the Board         1996   288,900          0      14,940         1,500       57,221   61,133(a)(b)(c)
and Chief Executive           1995   270,000    167,832      13,000         1,650            0   61,342(a)(b)(c)
Officer

Charles R. Markham,           1997   170,014          0      15,480             0       21,000   50,499(a)(b)(c)
President, Chief              1996   160,500          0      10,320         1,030       34,046   50,638(a)(b)(c)
Operating Officer             1995   150,000    105,894       8,500         1,120            0   50,733(a)(b)(c)
and Director (d)

J. Kirk Gallaher,             1997   147,000          0      11,145             0       16,450   24,682(a)(b)(c)
Executive Vice President,     1996   139,100          0       7,430           740       29,601   24,804(a)(b)(c)
Chief Financial Officer       1995   130,000     93,906       6,500           840            0   24,879(a)(b)(c)
and Director

Howard D. Romines,            1997   113,000          0       4,605             0        6,450   21,779(a)(b)(c)
Executive Vice                1996   107,000          0       3,070           310            0   21,931(a)(b)(c)
President (e)                 1995   100,000     31,968       2,500           335            0   21,958(a)(b)(c)

----------------------
(a) Includes premiums paid by the Company on split-dollar insurance policies on the lives of Henry D. Sahakian, Charles R. Markham, J. Kirk Gallaher snd Howard D. Romines in the amounts of $53,610, $44,605, $18,851 and $15,751, respectively, for the fiscal year ended September 30, 1997, $54,188, $44,605, $18,851 and $15,751, respectively, for the fiscal year ended September 30, 1996 and $54,365, $44,605, $18,851 and $15,751,
     respectively, for the fiscal year ended September 30, 1995.

(b) Includes Company credits to the Company's Deferred Compensation Plan in the amount of $5,000 for each executive officer listed.

(c) Includes Company contributions to the Company's Retirement Savings and Incentive Plan (the "Savings Plan") for Messrs. Sahakian, Markham, Gallaher and Romines in the amounts of $1,669, $894, $831 and $1,028, respectively, for the fiscal year ended September 30, 1997, $1,945, $1,033, $953 and $1,180, respectively, for the fiscal year ended September 30, 1996 and $1,977, $1,128, $1,028 and $1,207, respectively, for the fiscal year ended September 30, 1995.

(d) Mr. Markham retired on December 8, 1997 pursuant to an agreement which provides, among other things, for his salary to continue until May 15, 1998 and for certain other benefits.

(e) Mr. Romines retired on October 20, 1997 and executed a general release which released the Company from all claims he might have against the Company.

     GRANTS OF STOCK OPTIONS. The following table sets forth incentive stock options granted to executive officers during the fiscal year ended September 30, 1997:

                          OPTIONS/SAR GRANTS TABLE
                   OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                           Rates of Stock
                                                                         Price Appreciation
                                   Individual Grants                      For Option Terms
                     ------------------------------------------------    -------------------
                                  % of Total
                                  Options/SARs
                      Options/     Granted to   Exercise
                        SARs      Employees in    Price    Expiration
Name                 Granted(#)   Fiscal Year   ($/Share)      Date      5% ($)     10% ($)
----                 ----------   ------------  ---------  -----------   ------     -------
Henry D. Sahakian     22,410         26.6%       6.25(1)   11-03-06(1)   65,297     158,566
Charles R. Markham    15,480         18.4%       6.25      11-03-06      60,825     154,132
J. Kirk Gallaher      11,145         13.2%       6.25      11-03-06      43,792     110,969
Howard D. Romines      4,605          5.5%       6.25      11-03-06      18,094      45,851


(1) Mr. Sahakian received stock option grants for 11,205 shares with an exercise price of $6.875 which expire November 3, 2001 and 11,205 shares with an exercise price of $6.25 which expire on November
     3, 2006.

     STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUES. The following table sets forth information concerning stock options exercised during the 1997 fiscal year and the value of stock options held at the end of the fiscal year ended September 30, 1997 by each of the Company's executive officers:

           AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES

                                                          Number of
                                                          Securities           Value of
                                                          Underlying          Unexercised
                                                          Unexercised         In-The-Money
                                                        Options/SARs at       Options/SARs
                          Shares                           FY-End (#)         at FY-End ($)
                         Acquired        Value          ---------------       --------------
                           on           Realized          Exercisable/         Exercisable/
Name                     Exercise          ($)           Unexercisable        Unexercisable
----                     --------       --------        ---------------       --------------
Henry D. Sahakian            0              0            41,040/22,410                0/0
Charles R. Markham           0              0            34,820/15,480           55,875/0
J. Kirk Gallaher             0              0            34,290/11,145            3,375/0
Howard D. Romines            0              0             12,870/4,605            1,125/0

     All options held by the named individuals were fully exercisable at September 30, 1997 except options granted on November 4, 1996.

     COMPENSATION OF DIRECTORS. During the 1997 fiscal year, each Director who was not an employee of the Company received a retainer of $7,500, of which $5,000 was paid in shares of Common Stock. Each nonemployee Director also received grants of stock options to purchase 4,000 shares of the

Company's Common Stock (3,000 shares for Mr. Gearhart and Mr. Pearson) at an exercise price of $5.625, for serving as a Director during fiscal year 1997. Each nonemployee Director also received $1,000 for each board or committee meeting attended. Committee chairmen received $2,000 for each meeting they chaired.

     EMPLOYMENT AGREEMENTS. The Company is a party to change-in-control agreements with each of Messrs. Henry D. Sahakian and Gallaher which provides for, among other things, the payment of an amount equal to 2.99 times the officer's base compensation if such officer's employment is terminated in connection with a change in control of the Company.



        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors during fiscal year 1997 were Messrs. Heim, Pearson and Daniel D. Sahakian.

     In fiscal year 1997, the Company purchased a property from Nicholas, Heim and Kissinger Associates, a partnership in which Bruce K. Heim is also a partner, for $1,500,000. The Company also paid rents to Nicholas, Heim and Kissinger Associates of $35,500.

     The Company leases one store location from Daniel D. Sahakian which Mr. Sahakian purchased from HFL Corporation in fiscal year 1995. The lease has a remaining term of 10 years with two five-year and one four-year renewal options, with the rent increasing by 2% each year. Rent paid to Daniel D. Sahakian under this lease during fiscal year 1997 was $27,600.

     During fiscal year 1997, the Company leased five store locations and two other locations from Unico. Certain directors, executive officers and stockholders of the Company are also directors, executive officers and stockholders of Unico. Effective October 1, 1992, the leases for five of these locations are for terms of 15 years with two five-year and one four-year renewal options. Annual rental increases are limited to a maximum of 2% each year. The leases for the remaining two locations are for one-year periods, with rents increasing by 2% each year, and are cancelable only at the option of the Company at the end of any year upon six months' written notice. Aggregate rent paid under these leases during fiscal year 1997 was $184,700.

     The Company leases its corporate headquarters, certain storage facilities and three of its store locations from HFL Corporation, all of the stock of which is beneficially owned or controlled by Henry D. Sahakian and Daniel D. Sahakian. The leases for the corporate headquarters and storage facilities were entered into in years 1991 to 1997, expire in 1997 to 2000 and provide for a current aggregate rent of $391,000. Some of the leases are renewable annually subject to increases of 2% to 4%. The aggregate rent paid to HFL Corporation for the corporate headquarters and storage facilities was $385,600 for fiscal year 1997. The three leases of store locations from HFL Corporation which were entered into from August 1995 to October 1997 are for terms of five years with renewal options and provide for annual rents aggregating $78,500. The aggregate rent paid under these leases to HFL Corporation during fiscal year 1997 was $74,700.

     During fiscal year 1997, the Company received from HFL Corporation $11,700 as reimbursement for certain general and administrative expenses. The Company intends to continue to provide some administrative services for HFL Corporation and expects to be reimbursed therefor.

     On February 26, 1993, the Company made a one-time, special grant of nonqualified stock options to Henry D. Sahakian and Daniel D. Sahakian each to purchase 150,000 shares of Common Stock at a price of $4.50 per share in exchange for their relinquishment of effective voting control of the Company as a result of the elimination of the super-majority voting provisions of the Company's Class B Common Stock. Henry D. Sahakian exercised his option in fiscal year 1996. Daniel D. Sahakian exercised his option in 1998.



         REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION
                  COMMITTEE OF THE BOARD OF DIRECTORS ON
                           EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for implementing and administering the Company's compensation policies and programs for its executive officers. A separate committee administers the Company's Stock Option Plan (the "Stock Option Committee"). The Committee and the Stock Option Committee both are composed entirely of nonemployee directors. The Company's compensation policy, effectuated by the Committees, is to provide a comprehensive structure that will (i) motivate the officers to implement and achieve the Company's strategic and financial goals,
(ii) retain and attract key executive personnel and (iii) align a significant portion of the compensation of management with the interests of the stockholders through stock options and other short and long-term incentives that are designed to provide additional compensation only when the Company achieves good financial results and all stockholders benefit. The Company and the Committees are strongly committed to maximizing stockholder value through consistent growth and profitability.

     The Company's overall compensation program for its executive officers is comprised of the following elements:

     A.   Base Salary;
     B.   Annual Bonus Plan; and
     C.   Stock Option Plan.(1)


BASE SALARY AND BENEFITS

     The Committee reviews the base salary and benefits provided to each executive officer on an annual basis and evaluates this compensation against available data for other businesses, both in related areas and in general industry. During fiscal year 1997, the Committee reviewed a compensation study prepared by an independent accounting firm and information contained in the proxy statements of other public companies in the convenience store and related industries and other similar data to attempt to ensure that the Company continues to provide competitive levels of compensation. The Committee believes that the compensation provided to the officers is competitive with that generally offered by comparable convenience store operators and other similarly sized businesses.


-----------------------------------
     (1) As discussed below, in prior years the Company made three-year grants under a Performance Unit Plan pursuant to which payments were made in the fiscal year ended September 30, 1997. Payments may also be made in the next fiscal year as prior grants mature.

BONUSES

     For the fiscal year ended September 30, 1997, no bonuses were awarded to the executive officers based upon the terms of the Annual Bonus Plan, as administered by the Committee. The Plan rewards the executive officers based on an increase of the Company's earnings per share (after the bonuses are taken into account) over prior fiscal years (without regard to extraordinary items) and consistent with the Company's budget. Since earnings per share did not equal or exceed that of the previous fiscal year, no bonuses were earned under the Plan by any executive officer. The Committee believes that the Plan is designed to relate executive compensation directly to Company performance so that such bonuses will provide a financial reward only for the achievement of substantial business results.


STOCK OPTIONS

     The Committee and the Stock Option Committee believe that stock ownership by executive officers is important in order that a portion of each executive's compensation is directly aligned with the economic interest of the stockholders of the Company. The Stock Option Committee believes that stock option grants provide opportunities for capital accumulation, promote long-term retention and foster an executive officer's proprietary interest in the Company. Under the Stock Option Plan, options are issued at a price equal to the fair market value of a share on the date of grant and the options generally expire after ten years. Although the grant of stock options and the number of shares subject to option are discretionary with the Stock Option Committee, executives have annually received stock options in order to increase their stock ownership. In addition, the Committee takes the number of shares subject to options and the potential long-term benefit to the executives into account in setting each executive's overall compensation targets. Because the Company and the Stock Option Committee believe that stock options are a valuable incentive, in recent years, stock option grants have been extended to many other individuals employed by the Company.


PERFORMANCE UNIT PLAN

     The Committee decided not to make further grants under the Performance Unit Plan in fiscal year 1997 although payments were made for such year pursuant to grants made to executives in fiscal year 1995. Under the plan, the amount of compensation is determined over succeeding three-year periods of time based upon the performance of the Company as well as upon each executive officer meeting individual goals consistent with that officer's position with the Company. Each Performance Unit has an initial value of $50 and the performance period ends three years following grant. The actual value of the performance unit at the end of the performance period is dependent (50%) upon the Company achieving its cash flow target during the period and (50%) on the individual achieving the personal goals set for him. The actual value of a performance unit at the end of the period may vary from 0% to in excess of 100% of the $50 nominal value.


CHIEF EXECUTIVE OFFICER COMPENSATION

     The salary, bonus and stock option awards of the Chief Executive Officer are determined by the Committee and the Stock Option Committee, in conformity with the policies described above. Mr. Sahakian was paid a base salary for the fiscal year ended September 30, 1997 of $294,500. In order to keep Mr. Sahakian's base salary in line with the Committee's philosophy for the future, Mr. Sahakian's base salary was not increased for the fiscal year commencing October 1, 1997 (nor was the base salary of any other executive officer) in light of the Company's financial performance. Mr. Sahakian will continue to participate, and receive potential rewards under, the incentive based plans established for that purpose. In this way, the Committee is acting consistently with its philosophy of making much of an executive's total compensation dependent upon the Company's performance.

     The Company continues to monitor the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended, which restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid to the Chief Executive Officer and the four most highly compensated other officers to $1 million each except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The Company's current stock option plan meets the requirements of Section 162(m). In light of this, the Committee does not believe that Section 162(m) will have any adverse effect on the Company but continues to evaluate the Company's compensation program in light of that restriction.


COMPENSATION COMMITTEE                       STOCK OPTION COMMITTEE

Bruce K. Heim, Chairman                      Charles C. Pearson, Jr., Chairman
Charles C. Pearson, Jr.                      G. David Gearhart
Daniel D. Sahakian

                             PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock for the last five years with the cumulative total return on the Standard and Poor's 500 Index and a peer group index based on the common stock of the following four companies: Southland Corporation, Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc. The cumulative total stockholder return set forth in the graph assumes the investment of $100 in the Company's Common Stock and each index on September 30, 1992, and reinvestment of all dividends.













































                 9/30/92   9/30/93  9/30/94   9/30/95   9/30/96  9/30/97
                 -------   -------  -------   -------   -------  -------
Uni-Marts, Inc.    100       191      190       271       324      213

S & P 500          100       113      117       152       183      257

Peer Group         100       139      152       106        99       98

                            CERTAIN TRANSACTIONS

     The Company received commissions of $428,800 in fiscal year 1997 from TeleBeam Incorporated ("TeleBeam") for coin-operated telephones installed at certain convenience store locations and for the sale of prepaid telephone cards. The Company also made payments of $577,000 in fiscal year 1997 to TeleBeam for discounted prepaid telephone cards and telephone service. The majority of the stock of TeleBeam is beneficially owned or controlled by persons related to Henry D. Sahakian and the following Directors of the Company
also serve as Directors of TeleBeam:   Henry D. Sahakian, Bruce K. Heim and
Joseph V. Paterno.

     In management's opinion, the foregoing transaction and those described under "Compensation Committee Interlocks and Insider Participation" were or are, as the case may be, on terms which are at least as favorable as could have been obtained with or from a third party. All such transactions were approved by a majority of the independent directors of the Board.


                           PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of April 23, 1998, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's Directors and Executive Officers,
(iii) two former Executive Officers of the Company and (iv) all of the Directors and Executive Officers as a group. As of such date, there were 6,818,884 shares of Common Stock outstanding.

                                                                               Common Stock
                                                                          Beneficial Ownership (1)
                                                                         --------------------------
Name and Address of Beneficial Owner (2)                                    Shares       Percentage
----------------------------------------                                 -------------   ----------
Henry D. Sahakian                                                          646,323 (3)      9.4%
M. Michael Arjmand                                                               0            0
J. Kirk Gallaher                                                            95,272 (4)      1.4
G. David Gearhart                                                           13,617 (5)      0.2
Bruce K. Heim                                                               48,529 (6)      0.7
Jeremiah A. Keating                                                         16,375 (7)      0.2
Charles R. Markham, 1005 Greenbriar Drive, State College, PA 16801          36,394          0.5
Joseph V. Paterno                                                           28,475 (8)      0.4
Howard D. Romines, 24 Cricklewood Circle, State College, PA 16803              462          0.0
Daniel D. Sahakian                                                         426,394 (9)      6.2
Michael J. Serventi                                                        253,139 (10)     3.7
All Directors and Executive Officers as a Group (10 persons)             1,564,980         22.4
Alexander Sahakian Trust                                                   423,500          6.2
Armen D. Sahakian                                                          379,279          5.7
Linda Ordoukhanian, 1580 Massachusetts Avenue, #6D, Cambridge, MA 02181    838,468 (11)    12.3
Armineh Ordoukhanian-Petrossian, 20 Rayburn Road, Belmont, MA 02178                (11)
Elsa Ordoukhanian, 925 Waverly Street, #304 Palo Alto, CA 94301                    (11)
Nancy Ordoukhanian, 1580 Massachusetts Avenue, #6D, Cambridge, MA 02178            (11)
Getty Petroleum Marketing Inc., 125 Jericho Turnpike, Jericho, NY 11753    487,000          7.1
Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor,
   Santa Monica, CA 90401                                                  400,500 (12)     5.9

---------------------------
(1) Includes options to purchase Common Stock granted pursuant to the Company's equity compensation plans.

(2) Except as noted, the addresses of all beneficial owners listed are in care of the Company.

(3) Includes 92,400 shares held by Henry D. Sahakian jointly with his wife, 28,000 shares owned by his wife, 8,616 shares held in the Savings Plan and options to purchase 63,450 shares of Common Stock. Henry D. Sahakian is one of two trustees for two trusts for the benefit of Daniel D. Sahakian's children. Henry D. Sahakian disclaims beneficial ownership of, and the beneficial ownership in the table above does not include, the stock held by these two trusts.

(4) Includes 48,457 shares held by Mr. Gallaher jointly with his wife, 1,380 shares held in the Savings Plan and options to purchase 45,435 shares of Common Stock.

(5) Includes 3,036 shares held by Mr. Gearhart jointly with his wife and options to purchase 7,750 shares of Common Stock.

(6) Includes 30,142 shares owned by Mr. Heim's wife and options to purchase 11,000 shares of Common Stock.

(7) Includes 1,100 shares held by Mr. Keating jointly with his wife and options to purchase 11,000 shares of Common Stock.

(8) Includes 13,100 shares held by Mr. Paterno jointly with his wife and options to purchase 11,000 shares of Common Stock.

(9) Includes 37,950 shares held jointly with his wife, 70,115 shares held for two trusts and options to purchase 11,000 shares of Common Stock. The beneficial ownership in the table above does not include 635,250 shares held by two trusts for the benefit of Daniel D. Sahakian's children.

(10) Includes options to purchase 11,000 shares of Common Stock.

(11) According to Schedule 13D filed on March 30, 1998, each of Armineh Ordoukhanian-Petrossian, Elsa Ordoukhanian and Nancy Ordoukhanian has granted to Linda Ordoukhanian a proxy to vote all shares of Common Stock owned by her. Armineh Ordoukhanian-Petrossian may be deemed to be the beneficial owner of 209,620 shares of Common Stock with sole power to dispose of such shares and shared power to vote such shares. Elsa Ordoukhanian and Nancy Ordoukhanian may each be deemed to be the beneficial owner of 209,616 shares of Common Stock with sole power to dispose of such shares and shared power to vote such shares. Each of the named persons shares voting power with respect to the shares of Common Stock owned by her with Linda Ordoukhanian by virtue of the proxy granted by each of the named persons to Linda Ordoukhanian. Linda Ordoukhanian may be deemed to be the beneficial owner of 838,468 shares of Common Stock, including 209,616 shares of Common Stock over which she has sole voting and investment power, and 628,852 shares of Common Stock over which she shares voting power by virtue of the proxies granted to her by the other named persons. The group formed by these persons may be deemed to beneficially own 838,468 shares of Common Stock.

(12) According to Schedule 13G filed on February 9, 1998, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 400,500 shares of Common Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of its Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during or with respect to the fiscal year ended September 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with; except that Mr. Joseph V. Paterno inadvertently failed to timely file a report showing change in ownership arising from a charitable contribution in December 1996.


                                PROPOSAL II
            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP, Philadelphia, Pennsylvania, has acted as the Company's independent auditors for the fiscal year ended September 30, 1997. The Company intends to utilize the services of Deloitte & Touche LLP for the fiscal year ending September 30, 1998. A member of that firm will be present at the Annual Meeting to respond to appropriate questions from stockholders. He may also make a statement. The proxy agents of the Board of Directors intend to vote, unless instructed otherwise, for the ratification of the appointment of the firm of Deloitte & Touche LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE ABOVE-NAMED INDEPENDENT AUDITORS.


                           STOCKHOLDER PROPOSALS

     For the next annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than September 30, 1998 to be considered for inclusion in the Company's proxy materials for the Annual Meeting to be held in 1999.


                               OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented for action, but, if any other matter properly comes before the Annual Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.


                                     By Order of the Board of Directors,

                                     /S/ HARRY A. MARTIN

                                     Harry A. Martin
                                     Secretary

State College, Pennsylvania
May 22, 1998

                                                             APPENDIX
                              UNI-MARTS, INC.
                                   PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 18, 1998 AND ANY ADJOURNMENT THEREOF.

     This Proxy will be voted as specified on the reverse side hereof. If no specific direction is given, it will be voted for the election of Directors and for the ratification of the appointment of the independent auditors.

     The undersigned appoints Henry D. Sahakian and J. Kirk Gallaher, or any one or more of them acting in the absence of others, proxies, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 18, 1998, at 10:00 AM, and any adjournment thereof, as set forth on the reverse hereof.



         (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)


 ...........................................................................


1. ELECTION OF DIRECTORS  J. Kirk Gallaher,  2.  PROPOSAL TO RATIFY THE
     Stephen B. Krumholz                         APPOINTMENT OF DELOITTE
                                                 & TOUCHE LLP AS THE
    FOR ALL NOMINEES    WITHHOLD AUTHORITY       COMPANY'S INDEPENDENT
      LISTED ABOVE         TO VOTE FOR           AUDITORS FOR THE FISCAL
 (Except as marked to      ALL NOMINEES          YEAR ENDING SEPTEMBER
  the contrary below)      LISTED ABOVE          30, 1998.

       /   /                  /   /                FOR   AGAINST  ABSTAIN
                                                  /  /    /  /     /  /
(Instruction: To withhold authority to vote for any nominee, write that nominee's name on the line below.)


-----------------------------------------------


                                       Date:                        , 1998
                                            -----------------------

                                       -----------------------------------

                                       -----------------------------------
                                                    Signature(s)

                                       IMPORTANT: Please sign your name or
                                       names exactly as printed on this proxy.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       give title as such.

                        "CORPORATE LOGO HERE"





                           ADMISSION TICKET

                 1998 ANNUAL MEETING OF STOCKHOLDERS

                       Thursday, June 18, 1998

                               10:00 AM

                       Ramada Inn State College
                      1450 South Atherton Street
                       State College, PA 16801


   This ticket, or other evidence of stock ownership, must be presented to enter the meeting.

                        Admits Stockholder(s)